Exhibit (a)(4)

October 14, 2005

Personal and Confidential

The Board of Directors
Advanced Neuromodulation Systems, Inc.
6901 Preston Road
Plano, TX 75024

Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, of the proposed consideration to be paid to the holders of common stock, par value $0.05 per share (the "Common Stock"), of Advanced Neuromodulation Systems, Inc., a Texas corporation ("the "Company"), by St. Jude Medical, Inc., a Minnesota corporation ("Acquiror"), pursuant to the Agreement and Plan of Merger (the "Agreement"), to be entered into among the Company, Acquiror and Apollo Merger Corp., a Texas corporation and a wholly-owned subsidiary of Acquiror ("Merger Sub"). The Agreement provides for (i) the commencement by Acquiror or Merger Sub of a tender offer (the "Tender Offer") to purchase each outstanding share of Common Stock for $61.25 per share (the "Offer Price"), and (ii) the subsequent merger (the "Merger") of Merger Sub with and into the Company in which each share of Common Stock not acquired in the Tender Offer, other than shares of Common Stock held in treasury by the Company or held by Acquiror or any affiliate of Acquiror, or as to which dissenter's rights have been perfected, will be converted into the right to receive $61.25 per share (the "Per Share Price"). The Tender Offer and the Merger are collectively referred to herein as the "Transaction." The terms and conditions of the Transaction are more fully set forth in the Agreement.

We have been engaged to act as financial advisor to the Company in connection with the Transaction and will receive a fee from the Company, a substantial portion of which is contingent upon the consummation of the Transaction. We will also receive a fee from the Company for providing this opinion, which will be credited against the fee for financial advisory services. This opinion fee is not contingent upon the consummation of the Transaction. The Company has also agreed to indemnify us against certain liabilities in connection with our services and to reimburse us for certain expenses in connection with our services. We write research on the Company and Acquiror and make a market in the common stock of the Company and Acquiror. In the ordinary course of our business, we and our affiliates may actively trade securities of the Company and Acquiror for our own account or the accounts of our customers and, accordingly, we may at any time hold a long or short position in such securities. We have provided investment banking services to the Company in the past on unrelated transactions, for which we have received customary fees, including acting as underwriter in the May 22, 2002 public offering of the Company's Common Stock.

In arriving at our opinion, we have undertaken such review, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. We have reviewed: (i) the financial terms of the draft of the Agreement dated October 14, 2005; (ii) certain publicly available financial, business and operating information related to the Company; (iii) certain internal financial projections for the Company that were prepared for financial planning purposes and furnished to us by the management of the Company; (iv) certain publicly available market and securities data of the Company; (v) certain financial, market performance and other data of certain other public companies that we deemed relevant; (vi) the financial terms, to the extent publicly available, of certain merger transactions that we deemed relevant; and (vii) other information, financial studies, analyses and investigations and other factors that we deemed relevant for purposes of our opinion. We have also conducted discussions with members of the senior management of the Company and members of the Board of Directors of the Company concerning the financial condition, historical and current operating results, business and prospects for the Company.

We have relied upon and assumed the accuracy, completeness and fairness of the financial, accounting and other information provided to us by the Company or otherwise made available to us, and have not assumed responsibility independently to verify such information. The Company has advised us that they do not publicly disclose internal financial planning information of the type provided to us and that such information was prepared for financial planning purposes and not with the expectation of public disclosure. We have further relied upon the assurances of the management of the Company that the information provided has been prepared on a reasonable basis, in accordance with industry practice, and, with respect to financial forecasts, projections and other estimates and other business outlook information, reflects the best currently available estimates and judgments of the management of the Company, is based on reasonable assumptions and that there is not (and the management of the Company is not aware of) any information or facts that would make the information provided to us incomplete or misleading. We express no opinion as to such financial forecasts, projections and other estimates and other business outlook information or the assumptions on which they are based. Without limiting the generality of the foregoing, for the purpose of this opinion, we have assumed that the Company and Acquiror are not party to any material pending transaction, including any external financing, recapitalization, acquisition or merger, divestiture or spin-off other than the Transaction.

We have assumed that the final form of the Agreement will be in all material respects identical to the last draft reviewed by us, without modification of material terms or conditions by the Company, Acquiror or any other party thereto. We have also assumed the Transaction will be consummated pursuant to the terms of the Agreement without amendments thereto and with full satisfaction of all covenants and conditions without any waiver by any party of any material obligations thereunder. In arriving at our opinion, we have assumed that all necessary regulatory approvals and consents required for the Transaction will be obtained in a manner that will not adversely affect the Company or alter the terms of the Transaction. We express no opinion regarding whether the necessary approvals or other conditions to the consummation of the Transaction will be obtained or satisfied.

In arriving at our opinion, we have not performed any appraisals or valuations of any specific assets or liabilities (fixed, contingent or other) of the Company, and have not been furnished with any such appraisals or valuations. The analyses performed by Piper Jaffray in connection with this opinion were going concern analyses. We express no opinion regarding the liquidation value of the Company. Without limiting the generality of the foregoing, we have undertaken no independent analysis of any pending or threatened litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which the Company or any of its respective affiliates is a party or may be subject, and at the direction of the Company and with its consent, our opinion makes no assumption concerning, and therefore does not consider, the possible assertion of claims, outcomes or damages arising out of any such matters.

This opinion is necessarily based upon the information available to us and facts and circumstances as they exist and are subject to evaluation on the date hereof; events occurring after the date hereof could materially affect the assumptions used in preparing this opinion. We are not expressing any opinion as to the price at which shares of Common Stock have traded or may trade following the announcement of the Transaction or at any time. We have not agreed or undertaken to reaffirm or revise this opinion or otherwise comment upon any events occurring after the date hereof and do not have any obligation to update, revise or reaffirm this opinion.

This opinion is for the benefit and use of the Board of Directors of the Company in connection with its consideration of the Transaction. This opinion is not intended to be and does not constitute a recommendation to any stockholder of the Company as to whether such stockholder should tender its shares of Common Stock pursuant to the Tender Offer, how such stockholder should vote at any meeting relating to the Merger or how such stockholder should otherwise act with respect to the Transaction, and should not be relied upon by any stockholder as such.

This opinion addresses solely the fairness, from a financial point of view, to holders of Common Stock of the proposed Offer Price and the Per Share Price set forth in the Agreement and does not address any other terms or agreement relating to the Transaction.

We were not requested to opine as to, and this opinion does not address, the basic business decision to proceed with or effect the Tender Offer or the Merger or any other matter contemplated by the Agreement, the merits of the Transaction relative to any alternative transaction or business strategy that may be available to the Company, or Acquiror's ability to fund the Offer Price and the Per Share Price. We express no opinion as to whether any alternative transaction might produce consideration for the stockholders of the Company in excess of the amount contemplated in the Transaction. This opinion shall not be published or otherwise used, nor shall any public references to us be made, without prior written approval.

Based upon and subject to the foregoing and based upon such other factors as we consider relevant, it is our opinion that the Offer Price proposed to be paid in the Tender Offer and the Per Share Price proposed to be paid in the Merger, in each case pursuant to the Agreement is fair, from a financial point of view, to the holders of Common Stock as of the date hereof.

Sincerely,

PIPER JAFFRAY & CO.

/s/ Piper Jaffray